Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Nancy Krejsa Senior Vice President Investor Relations and Corporate Communications +1-972-595-5083 nkrejsa@sftp.com
Fifth Consecutive Record Year at Six Flags
Revenue Grows 19 Percent and Adjusted EBITDA(1) Grows 30 Percent in Fourth Quarter 2014
GRAND PRAIRIE, Texas — February 18, 2015 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park operator, today announced its fifth consecutive year of record financial performance as it posted a company-high $1.2 billion in revenue, an increase of $66 million or 6 percent over 2013. The company generated full-year 2014 Adjusted EBITDA1 of $439 million, also a new record that represented an increase of $35 million or 9 percent over 2013.
“I have never been more confident in our strategy and the long-term prospects for our company than I am today,” said Jim Reid-Anderson, Chairman, President and CEO. “Guest satisfaction scores have reached another all-time high and employee morale is better than ever. We are extremely well-positioned as we enter the 2015 season with a 25 percent gain in our Active Pass Base, and we remain laser-focused on delivering our next long-term financial target of $600 million of Modified EBITDA by 2017.”
Fourth quarter 2014 Adjusted EBITDA improved $11 million or 30 percent to a record $46 million, generated from a $29 million or 19 percent increase in revenue. The strong revenue growth was primarily driven by a 3 percent increase in guest spending and a 15 percent increase in attendance as the company expanded both its highly-popular Fright Fest® Halloween event and its family-favorite Holiday in the Park® event, including the introduction of Holiday in the Park events at two additional parks during the quarter.
Despite a higher mix of season pass visitation during the fourth quarter, total guest spending per capita increased $0.96 or 3 percent to $38.95, which included a 6 percent or $1.20 increase in admissions per capita and a 1 percent or $0.24 decline in in-park revenue per capita.
For the fourth quarter 2014, Cash Earnings Per Share was $0.25, up $0.10 or 67 percent over the same period in 2013.
Full year 2014 revenue grew 6 percent to $1.2 billion primarily due to a 7 percent increase in admissions revenue, a 3 percent increase in sales inside the parks, and fees related to the company’s initiatives to expand its brand in growing international markets. Early in 2014, the company announced two partnerships to develop Six Flags-branded theme parks outside North America-one in the Middle East and another in China.
As a result of pricing initiatives and the introduction of new and enhanced offerings in the parks, total guest spending per capita in 2014 grew $2.79 or 7 percent over the prior year to $42.97. Admissions per capita for the year increased $1.99 or 9 percent to $25.02 while in-park spending per capita grew $0.80 or 5 percent to $17.95.
Full year Cash Earnings Per Share2 of $2.63 represented an increase of $0.18.
Modified EBITDA3 for the year was $477 million, an increase of $33 million or 7 percent, and Modified EBITDA margin improved to a new industry high of 40.6 percent. Return on Invested Capital increased to 15 percent in 2014, from 14 percent in 2013.
Diluted earnings per share for the quarter ended December 31, 2014 was a loss of $0.37 and diluted earnings per share for the year ended December 31, 2014 was $0.77. Income Before Income Taxes included $46 million and $119 million in stock-based compensation charges for the fourth quarter and full year 2014, respectively, relating to both the actual achievement in 2014 and probable achievement in 2015 of certain targets of Project 500-a long-term incentive compensation program established by the company’s board in August 2011. Excluding the Project 500 stock-based compensation charge, diluted earnings per share for the quarter ended December 31, 2014 was a loss of $0.07 and diluted earnings per share for the year ended December 31, 2014 was $1.53, up 30 percent.
Total attendance for the year was 25.6 million guests, which represented a 2 percent decline that was primarily due to extended school calendars in the first half of 2014 relating to the harsh 2013/2014 winter. The company generated 4 percent attendance growth in the second half of 2014 and a 15 percent increase in attendance in the fourth quarter. The combined season pass and membership attendance mix increased from 48 percent in 2013 to 50 percent in 2014.
As a result of continued strength in sales, the company’s Active Pass Base, which includes guests who either own a Season Pass or are in the company’s Membership program, increased 25 percent from December 31, 2013 to December 31, 2014.
In 2014 the company invested $108 million, or 9 percent of revenue, in new capital projects. During the year it paid its shareholders $184 million in dividends, or $1.93 per share-a 6 percent increase over 2013. The company also repurchased $195 million of its stock in 2014 at an average price of $37.86. Since the company initiated its share repurchase plan in 2011, it has repurchased over $1 billion of its stock at an average price of $31.20 and reduced its outstanding share count by 17 percent. As of December 31, 2014, $299 million remained unutilized under the company’s share repurchase program.
Net Debt4 as of December 31, 2014 was $1,322 million, which translates to a 3.0 times net leverage ratio.
Conference Call
At 8:00 a.m. Central Time tomorrow, February 19, 2014, the company will host a conference call to discuss its fourth quarter and full year 2014 financial performance. The call is accessible either through the Six Flags Investor Relations website at www.sixflags.com/investors or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available by dialing 1-855-859-2056 or +1-404-537-3406 through February 26, 2015.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.2 billion in revenue and 18 parks across the United States, Mexico and Canada. For 54 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions including up-close animal encounters, Fright Fest® and Holiday in the Park®. For more information, visit www.sixflags.com.
Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, contagious diseases, events, disturbances and terrorist activities, recall of food, toys and other retail products sold at our parks, risk of accidents occurring at the company’s parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry, inability to achieve desired improvements and financial performance targets set forth in our aspirational goals, adverse weather conditions such as excess heat or cold, rain and storms, general financial and credit market conditions, economic conditions (including customer spending patterns), changes in public and consumer tastes, construction delays in capital improvements or ride downtime, competition with other theme parks and other entertainment alternatives, dependence on a seasonal workforce, unionization activities and labor disputes, laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform, pending, threatened or future legal proceedings and the significant expenses associated with litigation, cyber security risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at www.sixflags.com/investors and on the SEC’s website at www.sec.gov.
Footnotes

(1)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA and its reconciliation to net income (loss).

(2)
Cash EPS (or Cash Earnings Per Share), which is defined as Free Cash Flow, as described in Note 6 to the following financial statements, divided by the weighted average basic shares outstanding, is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets in connection with the company’s emergence from Chapter 11 in April 2010.

(3)	See Note 3 to the following financial statements for a discussion of Modified EBITDA and its reconciliation to net income (loss).

(4)	Net Debt represents total long-term debt, including current portion, less cash and cash equivalents.

SIX FLAGS ENTERTAINMENT CORPORATION

Statement of Operations Data (1)

	Three Months Ended		Year Ended
(Amounts in thousands, except per share data)	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Theme park admissions	$95,577	$78,911	$641,535	$602,204
Theme park food, merchandise and other	70,522	62,200	460,131	448,547
Sponsorship, licensing and other fees	14,812	10,115	57,250	42,179
Accommodations revenue	2,770	2,962	16,877	17,000
Total revenue	183,681	154,188	1,175,793	1,109,930
Operating expenses (excluding depreciation and amortization shown separately below)	85,391	76,556	437,431	417,482
Selling, general and administrative expense (excluding depreciation, amortization and stock-based compensation shown separately below)	39,028	31,093	170,917	162,184
Costs of products sold	13,194	11,122	90,515	86,663
Depreciation	26,442	27,271	105,449	113,682
Amortization	663	3,597	2,658	14,393
Stock-based compensation	50,771	5,538	140,038	27,034
Loss on disposal of assets	1,679	1,620	5,860	8,579
Gain on sale of investee	—	—	(10,031)	—
Interest expense, net	18,309	18,565	72,589	74,145
Loss on debt extinguishment	—	789	—	789
Other expense, net	616	37	356	1,054
(Loss) income from continuing operations before income taxes and discontinued operations	(52,412)	(22,000)	160,011	203,925
Income tax (benefit) expense	(17,750)	(34,760)	46,522	47,601
(Loss) income from continuing operations before discontinued operations	(34,662)	12,760	113,489	156,324
Income from discontinued operations	545	549	545	549
Net (loss) income	(34,117)	13,309	114,034	156,873
Less: Net loss (income) attributable to noncontrolling interests	—	6	(38,012)	(38,321)
Net (loss) income attributable to Six Flags Entertainment Corporation	$(34,117)	$13,315	$76,022	$118,552

Weighted-average common shares outstanding:
Weighted-average number of common shares outstanding — basic	93,222	95,070	94,477	96,940
Weighted-average number of common shares outstanding — diluted	93,222	98,661	98,139	100,371

Net (loss) income per average common share outstanding—basic:
(Loss) income from continuing operations	$(0.38)	$0.13	$0.79	$1.21
Income from discontinued operations	0.01	0.01	0.01	0.01
Net (loss) income	$(0.37)	$0.14	$0.80	$1.22

Net (loss) income per average common share outstanding—diluted:
(Loss) income from continuing operations	$(0.38)	$0.12	$0.76	$1.17
Income from discontinued operations	0.01	0.01	0.01	0.01
Net (loss) income	$(0.37)	$0.13	$0.77	$1.18

SIX FLAGS ENTERTAINMENT CORPORATION

The following table sets forth a reconciliation of net (loss) income to Adjusted EBITDA and Free Cash Flow for the three months and years ended December 31, 2014 and December 31, 2013:

	Three Months Ended		Year Ended
(Amounts in thousands, except per share data)	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Net (loss) income	$(34,117)	$13,309	$114,034	$156,873
Income from discontinued operations	(545)	(549)	(545)	(549)
Income tax (benefit) expense	(17,750)	(34,760)	46,522	47,601
Other expense, net	616	37	356	1,054
Loss on debt extinguishment	—	789	—	789
Interest expense, net	18,309	18,565	72,589	74,145
Loss on disposal of assets	1,679	1,620	5,860	8,579
Gain on sale of investee	—	—	(10,031)	—
Amortization	663	3,597	2,658	14,393
Depreciation	26,442	27,271	105,449	113,682
Stock-based compensation	50,771	5,538	140,038	27,034
Impact of Fresh Start valuation adjustments (2)	94	152	369	594
Modified EBITDA (3)	46,162	35,569	477,299	444,195
Third party interest in EBITDA of certain operations (4)	—	(3)	(38,012)	(40,083)
Adjusted EBITDA (3)	46,162	35,566	439,287	404,112
Cash paid for interest, net	(6,366)	(6,619)	(66,677)	(51,349)
Capital expenditures, net of property insurance recoveries in 2014	(12,390)	(12,671)	(107,810)	(101,853)
Cash taxes (5)	(4,144)	(2,321)	(16,772)	(13,768)
Free Cash Flow (6)	$23,262	$13,955	$248,028	$237,142

Weighted-average number of common shares outstanding — basic	93,222	95,070	94,477	96,940

Cash Earnings Per Share	$0.25	$0.15	$2.63	$2.45

SIX FLAGS ENTERTAINMENT CORPORATION

Balance Sheet Data (1)

	As of
(Amounts in thousands)	December 31, 2014	December 31, 2013
Cash and cash equivalents (excluding restricted cash)	$73,884	$169,310
Total assets	2,534,919	2,607,814

Deferred income	71,598	60,443
Current portion of long-term debt	6,301	6,269
Long-term debt (excluding current portion)	1,389,215	1,394,334

Redeemable noncontrolling interests	437,545	437,569

Total equity	223,895	373,337

Shares outstanding	92,938	94,857

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by accounting principles generally accepted in the United States ("GAAP").

(2)
Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balance consists primarily of discounted insurance reserves that will be accreted through the statement of operations each quarter through 2018.

(3)
“Modified EBITDA”, a non-GAAP measure, is defined as the Company’s consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. The Company believes that Modified EBITDA is useful to investors, equity analysts and rating agencies as a measure of the Company's performance. The Company believes that Modified EBITDA is a measure that can be readily compared to other companies, and the Company uses Modified EBITDA in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Modified EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta, Six Flags Over Texas, and Six Flags Great Escape Lodge & Indoor Waterpark (the “Lodge”) of which the Company purchased the noncontrolling interests from its partners in the Lodge in 2013) plus the Company's interest in the Adjusted EBITDA of dick clark productions, inc., which was sold in September 2012. The Company believes that Adjusted EBITDA provides useful information to investors regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in the Company’s secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to the Company in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies.

(4)
Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta and the Lodge, plus the Company's interest in the Adjusted EBITDA of dick clark productions, inc., which are less than wholly owned. The Company purchased the noncontrolling interests from its partners in the Lodge in 2013 and sold its interest in dick clark productions, inc. in September 2012.

(5)
Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal amounts for cash taxes for the next three to four years. Cash taxes paid represents statutory taxes paid, primarily in Mexico.

(6)
Free Cash Flow, a non-GAAP measure, is defined as Adjusted EBITDA less (i) cash paid for interest expense net of interest income receipts, (ii) capital expenditures net of property insurance recoveries, and (iii) cash taxes. The Company has excluded from the definition of Free Cash Flow deferred financing costs related to the Company's debt due to the nature of these items. The Company believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a performance measure. The Company uses Free Cash Flow in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Free Cash Flow as defined herein may differ from similarly titled measures presented by other companies.